EXHIBIT 99.1

Corvus Pharmaceuticals Discontinues Phase 3 Study of Mupadolimab (Anti-CD73) for COVID-19 Due to Vaccine Effectiveness in Reducing Hospitalizations

Mupadolimab Phase 1/1b oncology clinical trial continues, with a focus on leveraging B cell activation and enhancement of anti-viral antibodies in an expansion cohort for patients with HPV+ (human papilloma virus) head and neck cancer

Reduces projected 2021 net cash used in operating activities by an estimated $11 million

Company to host conference call and webcast today at 4:30 p.m. ET / 1:30 p.m. PT

BURLINGAME, Calif., July 15, 2021 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ: CRVS), a clinical-stage biopharmaceutical company, today announced that it has discontinued its Phase 3 study of mupadolimab for COVID-19 due to positive trends exhibited by COVID-19 vaccines in lowering serious infection and hospitalizations. The discontinuation is not related to any safety or efficacy issues observed in study patients. The Company will continue to advance the development of mupadolimab in oncology, where it is currently being studied in a Phase 1/1b clinical trial.

“Since the initiation of our Phase 3 study, it has been confirmed that COVID-19 vaccines are highly effective, particularly in terms of preventing serious disease and hospitalizations; the patient population we intend to treat with mupadolimab,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “We are prioritizing resources on mupadolimab in oncology and intensifying our efforts in our cancer programs.”

“Mupadolimab is one of the most studied anti-CD73 antibodies in clinical development and demonstrates robust B cell activation, which we have reported in both our oncology and COVID-19 programs. Emerging data suggests that enhanced immunity to viral antigens in virally associated cancers could be an important approach to therapy of these cancers, and we already have early evidence of mupadolimab’s activity in HPV+ head and neck cancer from our Phase 1 study. We are now enrolling an expansion cohort for this indication and our goal is to present initial results from this cohort at a medical meeting later this year.”

Mupadolimab (formerly CPI-006) is a humanized anti-CD73 antibody that binds to various immune cells including most B cells. Binding to CD73 inhibits production of immunosuppressive adenosine in the tumor microenvironment, similar to other recently described anti-CD73 antibodies. In addition, mupadolimab appears to have other distinctive properties including effects on B cell function. Upon binding to CD73 on B cells, mupadolimab has demonstrated agonistic properties that result in activation of B cells, trafficking to lymph nodes, differentiation into plasmablasts and secretion of antibodies.

To date, over 90 cancer patients have been treated with mupadolimab in a Phase 1/1b study evaluating it as a monotherapy and in combination with ciforadenant and combination with pembrolizumab in patients with a variety of cancers who have failed standard therapies. Another cohort of the study is evaluating the triplet of mupadolimab, ciforadenant and pembrolizumab. In addition, Corvus has published results from the initial cohorts of its Phase 1 COVID-19 study and pre-clinical data characterizing the novel immunotherapy approach with mupadolimab online at medRxiv.org. Across the treatment of cancer and COVID-19, one of the common factors in patients where mupadolimab has shown activity is the presence of viral antigens. The induction of antibody secretion is antigen specific and is dependent on exposure to antigens such as the SARS-CoV-2 virus, or in the case of patients with HPV+ head and neck cancer, exposure to the human papilloma virus (HPV).

During the second quarter, Corvus began enrolling patients in an expansion cohort of up to 15 patients with advanced, HPV+ head and neck cancer that have failed treatment with anti-PD-1 antibodies and chemotherapy. In this cohort, mupadolimab will be given in combination with pembrolizumab. HPV+ head and neck cancers are increasing in incidence in the U.S. and HPV is believed to be the causative factor in about 75% of head and neck cancers. HPV is also associated with cervical, anal, vulvar, penis and other cancers. More broadly, many other cancers are believed to be associated with or caused by viruses including hepatoma, lymphomas, brain tumors, skin cancer and others.

Dr. Miller added, “I would like to thank our study sites, investigators and patients for participating in our COVID-19 studies, which have provided valuable information on mupadolimab’s mechanism and potential in a variety of indications spanning oncology and infectious diseases. In addition, we continue to advance ciforadenant and CPI-818 towards the initiation of Phase 2 studies later this year in first-line metastatic renal cell cancer and refractory T cell lymphomas, respectively. The CPI-818 study will be conducted in partnership with Angel Pharmaceuticals in China, which has rapidly expanded its team and facilities since its launch in October last year.”

As of June 30, 2021, Corvus had cash, cash equivalents and marketable securities totaling approximately $66.5 million. This compared to cash, cash equivalents and marketable securities of $44.3 million as of December 31, 2020. In the six months ended June 30, 2021, the Company raised approximately $43.8 million in net proceeds from the sale of common stock through an underwritten offering and the Company’s at the market equity offering program. With the discontinuation of the mupadolimab Phase 3 study in COVID-19, Corvus now expects full year 2021 net cash used in operating activities to be between $35 million and $37 million, a decrease of an estimated $11 million compared to the previously expected range of $46 million and $48 million and resulting in a projected balance of cash, cash equivalents and marketable securities of $51.1 million to $53.1 million at December 31, 2021.

The preliminary financial results announced today are based on the Company’s current expectations and may be adjusted as a result of, among other things, completion of customary quarter-end close review procedures and further financial review.

Conference Call and Webcast
Corvus will host a conference call and webcast today, July 15, 2021, at 4:30 p.m. ET (1:30 p.m. PT), to discuss the update on mupadolimab and other topics. The conference call can be accessed by dialing 1-877-407-0784 (toll-free domestic) or 1-201-689-8560 (international) and using the conference ID 13721472. The live webcast may be accessed via the investor relations section of the Corvus website. A replay of the webcast will be available on Corvus' website for 90 days.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company. Corvus’ lead product candidate is mupadolimab (CPI-006), a humanized monoclonal antibody directed against CD73 that has exhibited immunomodulatory activity and activation of immune cells in preclinical studies. The Company’s second clinical program, CPI-818, is an investigational, oral, small molecule drug that selectively inhibited ITK in preclinical studies, and is in a multicenter Phase 1/1b clinical trial in patients with several types of T-cell lymphomas. Its third clinical program, ciforadenant (CPI-444), is an oral, small molecule inhibitor of the A2A receptor. For more information, visit www.corvuspharma.com.

About Mupadolimab
Mupadolimab (CPI-006) is an investigational, potent humanized monoclonal antibody that is designed to react with a specific site on CD73. In preclinical studies, it has demonstrated immunomodulatory activity resulting in activation of lymphocytes, induction of antibody production from B cells and effects on lymphocyte trafficking. While there are other anti-CD73 antibodies and small molecules in development for treatment of cancer, such agents react with a different region of CD73. Mupadolimab is designed to react with a region of the molecule that acts to stimulate B cells and block production of immunosuppressive adenosine. Mupadolimab is being studied in combination with pembrolizumab in a Phase 1/1b study in patients with advanced HPV+ (human papilloma virus) head and neck cancers. It is postulated that the activation of B cells will enhance immunity to viral antigens within the tumors of these patients, leading to improved clinical outcomes.

About CPI-818
CPI-818 is an investigational small molecule drug given orally that has selectively inhibited ITK (interleukin-2-inducible T-cell kinase) in preclinical studies. It was designed to possess dual properties: to block malignant T-cell growth and to modulate immune responses. ITK, an enzyme, is expressed predominantly in T-cells and plays a role in T-cell and natural killer (NK) cell lymphomas and leukemias, as well as in normal immune function. Interference with ITK signaling can modulate immune responses to various antigens. The Company believes the inhibition of specific molecular targets in T-cells may be of therapeutic benefit for patients with T-cell lymphomas and in patients with autoimmune diseases. The Company is conducting a Phase 1/1b trial in patients with refractory
T-cell lymphomas.

About Ciforadenant
Ciforadenant (CPI-444) is an investigational small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the potential safety and efficacy of mupadolimab, CPI-818 and ciforadenant, the Company’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s Phase 1/1b clinical trial of mupadolimab, the timing of the availability and announcement of clinical data and certain other product development milestones, the estimated amount of net cash used in operating activities for 2021 and the projected balance of cash, cash equivalents and marketable securities at December 31, 2021. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Securities and Exchange Commission on April 29, 2021, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of mupadolimab, CPI-818 and ciforadenant; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States, and other foreign countries; the costs of clinical trials may exceed expectations; the Company’s ability to accurately estimate the amount of net cash used in operating activities for the remainder of the fiscal year; and the Company’s ability to raise additional capital. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
Real Chemistry
+1-949-903-4750
sseapy@realchemistry.com